Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of MMR Information Systems, Inc. on Form S-1 of our report, dated May 4, 2009, appearing in the Prospectus, which is part of this Registration Statement. Our report dated May 4, 2009, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ SingerLewak LLP

Los Angeles, California
October 13, 2009